EXHIBIT 23

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The Oilgear Company:

We consent to incorporation by reference in the registration statements (No. 33-67672 and No. 33-59033) on Form S-8 of The Oilgear Company of our report dated July 12, 2004, with respect to the statements of net assets available for plan benefits of The Oilgear Savings Plus Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years then ended, and related schedule, which report appears in the December 31, 2003 annual report on Form 11-K for The Oilgear Savings Plus Plan.

/s/ KPMG LLP

Milwaukee, Wisconsin
July 12, 2004